Exhibit 107

Calculation of Filing Fee Table

FORM F-3

(Form Type)

SCIENJOY HOLDING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, no par value	Rule 457(o)	3,898,511	(1)	$16,841,567.52(2)	$0.0000927	$1,561.21
	Equity	Class A ordinary shares, no par value	Rule 457(o)	4,492,650	(1)	$19,408,248(2)	$0.0000927	$1,799.14
Fees Previously Paid	Equity	Class A ordinary shares, no par value	-	(3)(4)	(5)	-
	Equity	Preferred shares	-	(3)(4)	(5)	-
	Other	Warrants	-	(3)(4)	(5)	-
	Other	Rights	-	(3)(4)	(5)	-
	Other	Units	-	(3)(4)	(5)	-
	Unallocated (Universal) Shelf	-	Rule 457(o)	(3)(4)	(5)	$250,000,000.00(6)	$0.0000927	$23,175.00
Fees Previously Paid	Equity	Class A ordinary shares, no par value	Rule 457(o)	4,492,650	(1)	$16,937,390.50(7)	$0.0001091	$1,847.86
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-		-	-	-	-	-
	Total Offering Amounts					$286,249,815.5
	Total Fees Previously Paid							$25,022.86
	Total Fee Offsets							$0
	Net Fee Due							$1,512.49

(1)	With respect to the Secondary Offering, the proposed maximum offering price per Class A ordinary share will be determined from time to time in connection with, and at the time of, sale by the holders of such securities named in the registration statement.
(2)	Estimated at $ 4.32 per share, the average of the high and low prices of the Class A ordinary shares as reported on the Nasdaq Capital Market on March 11, 2022, solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.
(3)	The registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed US$250,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.
(4)	Includes consideration to be received by the Registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities.
(5)	Pursuant to General Instruction II.C. of Form F-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price.
(6)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(7)	Previously paid. Estimated at $ 3.77 per share, the average of the high and low prices of the Class A ordinary shares as reported on the Nasdaq Capital Market on September 27, 2021, solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.